EXHIBIT 99


Navidec Financial Services, Inc. Declares Two Dividends

Navidec  Financial  Services,  Inc.  ("Navidec")  (OTCBB:NVDF).   The  Board  of
Directors of Navidec declared two dividend distributions for its shareholders as of a September 8, 2008, record date.

The first dividend is two Navidec Warrants to purchase common shares of Navidec, $.001 par value, for each share of Navidec owned as of the record date. The "A" Warrant is exercisable at $2.00 per share until July 1, 2013, and the B Warrant is exercisable at $4.00 per share until July 1, 2013.

The second dividend is a distribution of a Unit of Northsight, Inc ("Northsight"). The Unit will be distributed one Unit of Northsight for each
2.27336 shares of Navidec owned as of the record date. The Northsight Unit to be distributed will consist of one share of Northsight common stock, a Northsight A Warrant, exercisable at $2.00 per share until July 1, 2013, and a Northsight B Warrant exercisable at $4.00 per share until July 1, 2013.

Navidec currently owns 20,000,000 Units of Northsight. Navidec will distribute 4,000,000 Units to its shareholders resulting in Navidec retaining 16,000,000 units after the dividend distribution.

Each of the above dividends will be held in escrow by the transfer agent for the benefit of shareholders, pending the effectiveness of a Registration Statement for the Units and components thereof.

Navidec Financial Services, Inc.

Navidec Financial Services, Inc. is in the business of creating or acquiring a controlling interest in development stage enterprises with the expectation of further developing the enterprise and then taking the enterprise public. Navidec is currently developing Northsight, Inc., a 98% owned subsidiary, which is focused on providing bridge and conventional financing to purchase discounted or foreclosed residential real estate property.

Contact Information:

Navidec Financial Services, Inc.
John McKowen
303-222-1000
johnmckowen@navidec.com